EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Select Market.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
9/1/20111	Sale	$5.1914	6618
9/14/20112	Sale	5.0578	35000
9/15/20113	Sale	5.0885	9400
9/26/20114	Sale	5.0161	10070
9/27/20115	Sale	5.1527	13925
9/28/20116	Sale	5.1488	25348
9/29/20117	Sale	5.0277	11600
9/30/20118	Sale	5.1031	2609
10/3/20119	Sale	5.0050	400
10/4/201110	Sale	5.0637	33800
10/5/201111	Sale	5.1934	25785
10/6/201112	Sale	5.0568	5000
10/7/201113	Sale	5.0102	4301
10/10/201114	Sale	5.0610	9813
10/11/201115	Sale	5.0621	4281

1 This transaction was executed in multiple trades at prices ranging from $5.12 - 5.27.
2 This transaction was executed in multiple trades at prices ranging from $5.00 - 5.12.
3 This transaction was executed in multiple trades at prices ranging from $5.08 - 5.13.
4 This transaction was executed in multiple trades at prices ranging from $5.00 - 5.05.
5 This transaction was executed in multiple trades at prices ranging from $5.10 - 5.20.
6 This transaction was executed in multiple trades at prices ranging from $5.14 - 5.19.
7 This transaction was executed in multiple trades at prices ranging from $5.00 - 5.18.
8 This transaction was executed in multiple trades at prices ranging from $5.10 - 5.11.
9 This transaction was executed in multiple trades at prices ranging from $5.00 - 5.02.
10 This transaction was executed in multiple trades at prices ranging from $5.00 - 5.18.
11 This transaction was executed in multiple trades at prices ranging from $5.16 - 5.21.
12 This transaction was executed in multiple trades at prices ranging from $5.05 - 5.10.
13 This transaction was executed in multiple trades at prices ranging from $5.00 - 5.06.
14 This transaction was executed in multiple trades at prices ranging from $5.00 - 5.12.
15 This transaction was executed in multiple trades at prices ranging from $5.05 - 5.10.

Date	Type	Price	Shares
10/12/201116	Sale	$5.0821	4489
10/13/201117	Sale	5.0767	17467
10/18/201118	Sale	4.8010	9966
10/20/201119	Sale	4.7552	12156
10/21/201120	Sale	4.8686	26288
10/24/201121	Sale	4.8369	17721
10/25/201122	Sale	4.8240	10869
10/26/201123	Sale	4.8020	12376
10/27/201124	Sale	4.8796	65000
10/28/201125	Sale	4.9399	9629

16 This transaction was executed in multiple trades at prices ranging from $5.07 - 5.10.
17 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
18 This transaction was executed in multiple trades at prices ranging from $4.76 - 4.81.
19 This transaction was executed in multiple trades at prices ranging from $4.75 - 4.77.
20 This transaction was executed in multiple trades at prices ranging from $4.82 - 5.02.
21 This transaction was executed in multiple trades at prices ranging from $4.79 - 4.85.
22 This transaction was executed in multiple trades at prices ranging from $4.77 - 4.87.
23 This transaction was executed in multiple trades at prices ranging from $4.75 - 4.84.
24 This transaction was executed in multiple trades at prices ranging from $4.85 - 4.95.
25 This transaction was executed in multiple trades at prices ranging from $4.90 - 5.00.